Exhibit 99.1

For Immediate Release	Contact:	Bob LaRose
Landstar System, Inc.
www.landstar.com
January 27, 2005		904-398-9400

LANDSTAR SYSTEM REPORTS 36 PERCENT INCREASE IN REVENUE AND A
67 PERCENT INCREASE IN DILUTED EARNINGS PER SHARE

Jacksonville, FL — Landstar System, Inc. (NASDAQ: LSTR) reported a 36 percent increase in revenue to a record $590 million in the 2004 fourth quarter, up from $434 million in the 2003 fourth quarter. Net income for the 2004 fourth quarter was a record $24.6 million, or $.40 per diluted share, compared to net income of $15.1 million, or $.24 per diluted share, for the 2003 fourth quarter. Included in the 2004 fourth quarter revenue was $35.9 million of revenue related to disaster relief efforts for the storms that impacted the southeastern United States during the third and fourth quarters. These emergency transportation services were provided primarily under a contract between Landstar Express America, Inc. and the United States Federal Aviation Administration (the “FAA”). The revenue recognized under this contract generated $6.8 million of operating income which, net of related income taxes, increased net income by $4.2 million, or $.07 per diluted share, in the 2004 fourth quarter.

Landstar’s carrier group of companies generated $401 million of revenue in the 2004 fourth quarter, compared with revenue of $326 million in the 2003 fourth quarter. In the 2004 and 2003 fourth quarters, the carrier group invoiced customers $23.2 million and $8.7 million, respectively, in fuel surcharges that were passed on 100 percent to business capacity owners and excluded from revenue. Landstar’s multimodal services group of companies generated $181 million of revenue, including the $35.9 million related to emergency transportation services, in the 2004 fourth quarter compared with $101 million of revenue in the 2003 fourth quarter. Operating margin in the 2004 fourth quarter was 6.9 percent compared with 5.8 percent in the 2003 fourth quarter. The $35.9 million of revenue attributable to emergency transportation services increased operating margin in the 2004 fourth quarter approximately .8 percent.

Net income for the 2004 fiscal year was $71.9 million, or $1.16 per diluted share, compared to net income of $50.7 million, or $.79 per diluted share, for the 2003 fiscal year. Included in the 2004 fiscal year was $7.6 million of costs to settle one previously disclosed severe accident. This charge, net of related income tax benefits, reduced net income by $4.9 million, or $.08 per diluted share. Also, included in net income for the 2004 fiscal year is $11.8 million of operating income related to $63.8 million of revenue from emergency transportation services provided primarily under the FAA contract. This $11.8 million of operating income, net of related income taxes, increased net income $7.3 million, or $.12 per diluted share. The 2003 fiscal year included $4.2 million of costs to defend and settle the Gulf Bridge lawsuit. These costs, net of related income tax benefits, reduced net income in the 2003 fiscal year by $2.7 million, or $.04 per diluted share. Excluding the costs related to that litigation, net income was $53.4 million, or $.84 per diluted share in the 2003 fiscal year. Revenue was a record $2.020 billion in the 2004 fiscal year, compared to revenue of $1.597 billion in the 2003 fiscal year. Landstar’s carrier group of companies generated $1.455 billion of revenue in the 2004 fiscal year compared with $1.227 billion in the 2003 fiscal year. In the 2004 and 2003 years, the carrier group invoiced customers $60.5 million and $35.1 million, respectively, of fuel surcharges that were passed on 100 percent to business capacity owners and excluded from revenue. Landstar’s multimodal services group of companies generated $535 million of revenue, including $63.8 million related to emergency transportation services, in the 2004 fiscal year compared with $341 million in the 2003 fiscal year.

“Landstar’s 2004 fourth quarter and full year performance was outstanding,” said Landstar President and CEO Henry Gerkens. “Consolidated revenue increased by 36 percent, compared to the 2003 fourth quarter, to the highest quarterly revenue in Landstar history. For the full 2004 year, revenue grew 27 percent to over $2 billion. Overall, the increased revenue in 2004 resulted in a 47 percent increase in diluted earnings per share over the 2003 fiscal year.”

“Throughout the year, Landstar continued to increase available capacity in order to meet its customers’ transportation needs. During the quarter, we increased the total number of approved capacity providers by more than 1,000. Revenue generated through other third party truck capacity providers (truck brokerage) increased 94 percent and revenue hauled by Landstar BCOs increased 18 percent compared to the 2003 fourth quarter. Trailing twelve-month return on average equity remained high at 40 percent and return on invested capital, net income divided by the sum of average equity plus average debt, was 27 percent. During the 2004 fiscal year, we purchased 681,000 (not adjusted for the two-for-one stock split) shares of common stock at a total cost of $27,001,000 and ended the period with $84 million in cash and short-term investments,” Gerkens said. “The Company has the ability to purchase an additional 1,398,280 shares of its common stock under its authorized share repurchase program.”

Continuing Gerkens said, “From a revenue standpoint, we are off to a good start in 2005 and, based upon the current level of business activity, I anticipate revenue growth for the 2005 first quarter as compared to the 2004 first quarter to be within a range of 12 to 20 percent and in the range of 10 to 18 percent for the full 2005 fiscal year. Given the current operating environment, the above revenue outlook and before any impact from the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, I anticipate Landstar’s earnings for the 2005 first quarter to be within a range of $.22 to $.26 per diluted share and earnings for the full 2005 fiscal year to be within a range of $1.25 to $1.45 per diluted share.

Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 2 pm ET. To access the webcast, visit the company’s website at www.landstar.com. Click on Investors and then the webcast icon.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements.” This press release contains forward-looking statements, such as statements, which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions, including any such expressions with respect to the level of comfort with analyst estimates, are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims; unfavorable development of existing accident claims; dependence on independent sales agents; dependence on third party capacity providers; disruptions or failures in our computer systems; a downturn in domestic economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2003 fiscal year, described in the section Factors That May Affect Future Results and/or Forward-Looking Statements, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

Landstar System, Inc. is headquartered in Jacksonville, Florida. The Landstar carrier group comprised of Landstar Gemini, Inc., Landstar Inway, Inc., Landstar Ligon, Inc., Landstar Ranger, Inc. and Landstar Carrier Services, Inc. delivers excellence in safe and complete over-the-road transportation services. The Landstar multimodal group comprised of Landstar Express America, Inc. and Landstar Logistics, Inc. delivers excellence in safe, expedited, contract logistics, intermodal and ocean transportation services. All Landstar operating companies are certified to ISO 9001:2000 quality management system standards. Landstar System, Inc.’s common stock trades on the NASDAQ Stock Market ® under the symbol LSTR.

(Tables follow)

LANDSTAR SYSTEM, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Fiscal Year Ended		Thirteen Weeks Ended
	December 25,	December 27,	December 25,	December 27,
	2004	2003	2004	2003
Revenue	$2,019,936	$1,596,571	$589,724	$433,997
Investment income	1,346	1,220	467	260

Costs and expenses:
Purchased transportation	1,510,963	1,185,043	444,224	322,672
Commissions to agents	161,011	125,997	47,597	34,773
Other operating costs	37,130	37,681	9,817	10,110
Insurance and claims	60,339	45,690	13,588	13,503
Selling, general and administrative (1)	118,461	105,849	30,630	24,845
Depreciation and amortization	13,959	12,736	3,739	3,178

Total costs and expenses	1,901,863	1,512,996	549,595	409,081

Operating income (1)	119,419	84,795	40,596	25,176
Interest and debt expense	3,025	3,240	812	840

Income before income taxes (1)	116,394	81,555	39,784	24,336
Income taxes	44,522	30,855	15,218	9,188

Net income (1)	$71,872	$50,700	$24,566	$15,148

Earnings per common share (1) (2)	$1.19	$0.82	$0.41	$0.25

Diluted earnings per share (1) (2)	$1.16	$0.79	$0.40	$0.24

Average number of shares outstanding:
Earnings per common share (1) (2)	60,154,000	61,458,000	60,609,000	59,819,000

Diluted earnings per share (1) (2)	61,800,000	63,840,000	62,141,000	62,152,000

(1)	The fiscal year ended 2003 includes $4,150 of costs to defend and settle the Gulf Bridge lawsuit. Net of related income tax benefits, these costs reduced net income by $2,650, or $0.04 per common share ($0.04 per diluted share).

(2)	All earnings per share amounts and average number of shares outstanding have been restated to give retroactive effect to a two-for-one stock split effected in the form of a 100% stock dividend declared December 9, 2004.

LANDSTAR SYSTEM, INC.
SELECTED SEGMENT INFORMATION
(Dollars in thousands)
(Unaudited)

	Fiscal Year Ended		Thirteen Weeks Ended
	December 25,	December 27,	December 25,	December 27,
	2004	2003	2004	2003
External Revenue

Carrier segment	$1,454,862	$1,227,171	$400,846	$326,130
Multimodal segment	534,922	341,241	181,128	100,690
Insurance segment	30,152	28,159	7,750	7,177

External revenue	$2,019,936	$1,596,571	$589,724	$433,997

Operating Income

Carrier segment	$128,400	$94,303	$36,769	$27,905
Multimodal segment (1)	26,211	6,403	11,921	3,647
Insurance segment	12,456	21,227	5,292	3,397
Other	(47,648)	(37,138)	(13,386)	(9,773)

Operating income (1)	$119,419	$84,795	$40,596	$25,176

(1)	The fiscal year ended 2003 includes $4,150 of costs to defend and settle the Gulf Bridge lawsuit.

LANDSTAR SYSTEM, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	December 25,	December 27,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$61,684	$42,640
Short-term investments	21,942	30,890
Trade accounts receivable, less allowance of $4,021 and $3,410	338,774	219,039
Other receivables, including advances to independent contractors, less allowance of $4,245 and $4,077	13,929	13,196
Deferred income taxes and other current assets	13,503	14,936

Total current assets	449,832	320,701

Operating property, less accumulated depreciation and amortization of $65,315 and $58,480	76,834	67,639
Goodwill	31,134	31,134
Other assets	26,712	18,983

Total assets	$584,512	$438,457

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$23,547	$20,523
Accounts payable	120,197	71,713
Current maturities of long-term debt	8,797	9,434
Insurance claims	32,612	26,293
Accrued compensation	14,609	6,903
Other current liabilities	40,317	38,320

Total current liabilities	240,079	173,186

Long-term debt, excluding current maturities	83,293	82,022
Insurance claims	32,430	27,282
Deferred income taxes	15,871	13,452

Shareholders’ equity:
Common stock, $.01 par value, authorized 80,000,000 and 50,000,000 shares, issued 63,154,190 and 31,816,860 shares	632	318
Additional paid-in capital	43,845	18,382
Retained earnings	295,936	224,368
Cost of 2,490,930 and 1,809,930 shares of common stock in treasury	(127,151)	(100,150)
Accumulated other comprehensive income	47	182
Notes receivable arising from exercises of stock options	(470)	(585)

Total shareholders’ equity	212,839	142,515

Total liabilities and shareholders’ equity	$584,512	$438,457

LANDSTAR SYSTEM, INC.
SUPPLEMENTAL INFORMATION
(UNAUDITED)

	Fiscal Year Ended		Thirteen Weeks Ended
	December 25,	December 27,	December 25,	December 27,
	2004	2003	2004	2003
Carrier Segment
External revenue generated through (in thousands):
Business Capacity Owners (1)	$1,191,605	$1,052,346	$311,875	$276,650
Other third party truck capacity providers	263,257	174,825	88,971	49,480

	$1,454,862	$1,227,171	$400,846	$326,130

Revenue per revenue mile	$1.79	$1.72	$1.85	$1.72

Revenue per load	$1,391	$1,219	$1,507	$1,279

Average length of haul (miles)	779	707	815	742

Number of loads (2)	1,046,000	1,007,000	266,000	255,000

Multimodal Segment
External revenue generated through (in thousands):
Business Capacity Owners (1) (3)	$105,815	$53,766	$33,749	$16,092
Other third party truck capacity providers	308,106	182,333	106,224	51,178
Rail, Air, and Ocean Carriers	121,001	105,142	41,155	33,420

	$534,922	$341,241	$181,128	$100,690

Revenue per load (6)	$1,454	$1,332	$1,597	$1,399

Number of loads (6)	324,000	256,000	91,000	72,000

	As of	As of
	December 25,	December 27,
	2004	2003
Capacity
Business Capacity Owners (1) (4)	7,800	7,584

Other third party truck capacity providers:
Approved and active(5)	11,077	9,296
Approved	7,144	6,240

	18,221	15,536

Total available truck capacity providers	26,021	23,120

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Effective with the 2004 second quarter, the Company modified its methodology for reporting loads. The application of this new methodology to the 2003 fiscal year and thirteen week period ended December 27, 2003, resulted in an increase of 3,000 and a decrease of 4,000 loads, respectively. This change in load recognition has no impact on reported revenue in any period.

(3)	Includes revenue generated through Carrier Segment Business Capacity Owners.

(4)	Trucks provided by business capacity owners were 8,677 and 8,573, respectively.

(5)	Active refers to other third party truck capacity providers who have moved at least one load in the past 180 days.

(6)	Number of loads and revenue per load for the 2004 fiscal year and thirteen week periods exclude the effect of revenue derived from emergency transportation services provided under the FAA contract.